Exhibit (h)(8)
AMENDMENT TO
OMNIBUS FEE AGREEMENT FOR THE
TAX FREE MONEY MARKET FUND
     AMENDMENT made as of the 22nd day of October, 2009 with an effective date of September 1, 2009 between CAVANAL HILL FUNDS, formerly known as American Performance Funds, a Massachusetts business trust (the “Trust”) and CITI FUND SERVICES OHIO, INC., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Omnibus Fee Agreement for the Tax Free Money Market Fund, dated July 1, 2004, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
     WHEREAS, the Agreement sets forth the compensation payable for the Tax Free Money Market Fund (the “Fund”) under the following Agreements (the “Service Agreements”): Fund Accounting Agreement, Transfer Agency Agreement and Sub-Administration Agreement;
     WHEREAS, Citi and the Trust wish to amend the fees payable by the Fund;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:
1.	Out of Pocket Expenses.
     Section 3 of the Agreement is deleted in its entirety.

2.	Representations and Warranties.
     (a) The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment, has or will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.
     (b) Citi represents that it has full power and authority to enter into and perform this Amendment.
3.	All references to “BISYS” in the Agreement shall mean “Citi”.

4.	Miscellaneous.
     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Agreement.

     (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.
     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (d) This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written with an effective date of September 1, 2009.

CAVANAL HILL FUNDS

By: Name:	/s/ Jim Huntzinger Jim Huntzinger
Title:	President

CITI FUND SERVICES OHIO, INC.

By: Name:	/s/ Fred Naddaff Fred Naddaff
Title:	President